Exhibit 1.01

CONFLICT MINERALS REPORT

THE CHEMOURS COMPANY

For the Reporting Period from January 1, 2017 to December 31, 2017

This Conflict Minerals Report (the “Report”) of The Chemours Company (“Chemours” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1, 2017 to December 31, 2017.

The Rule requires disclosure of certain information when a company manufactures, or contracts to manufacture, products containing minerals specified in the Rule which are necessary to the functionality or production of those products. The specified minerals, collectively referred to in this Report as “Conflict Minerals,” are gold, columbite-tantalite (“coltan”), cassiterite and wolframite, including their derivatives, which are tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo (“DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, Chemours does not directly purchase these minerals from smelters or mines and works closely with suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. Chemours’ Statement of Principles regarding the sourcing of Conflict Minerals is available on its website at https://www.chemours.com/Chemours_Home/en_US/assets/downloads/PDF/chemours-conflict-minerals-statement.pdf.

Description of the Company’s Products Covered by this Report

This Report relates to products for which Conflict Minerals are necessary to the functionality or production of that product (“Covered Products”), that were manufactured, or contracted to be manufactured, by Chemours and for which the manufacture was completed during calendar year 2017 (the “2017 Covered Products”).

Chemours is a leading global provider of performance chemicals. The Company is comprised of three reportable segments: Fluoroproducts, Chemical Solutions and Titanium Technologies. Chemours is committed to creating value for its customers through the reliable delivery of high quality products and services around the globe. The Company undertook an extensive process through its Product Sustainability organization to identify products containing Conflict Minerals necessary for functionality or production.

The Company’s Reasonable Country of Origin Inquiry

For each of the 2017 Covered Products, Chemours conducted, in good faith, a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals. This RCOI included:

(1)	Enterprise Resource Planning (“ERP”) global search of product compositions for Conflict Minerals;
(2)	Evaluation of in-scope product compositions and contacting each supplier or vendor to determine if the minerals were sourced from a Covered Country or were derived from scrap or recycled material; and
(3)	Obtaining written representations from suppliers regarding source for the Conflict Minerals.

The RCOI was reasonably designed to determine whether any of the Conflict Minerals contained in the 2017 Covered Products originated in the Covered Countries and whether the Conflict Minerals originated from recycled or scrap sources. Chemours does not directly purchase these minerals from smelters or mines and works closely with suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. However, the Company’s supply chains with respect to its Covered Products are complex, and there are many third parties in the supply chains between the ultimate manufacture of the Covered Products and the original sources of the Conflict Minerals.

Following the Company’s RCOI, the Company identified one Conflict Mineral, tin, sourced from suppliers that were incorporated into certain 2017 Covered Products for which it conducted source and supply chain due diligence (“Identified 2017 Covered Products”). The Identified 2017 Covered Products are certain fluoroproducts used in various commodity and/or industrial end-use products.

Chemours’ Due Diligence Process

The Company conducted supply chain due diligence in accordance with the framework of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas; Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), on the source and chain of custody of the Conflict Minerals contained in the Covered Products. The OECD Guidance provides a five-step framework for risk-based due diligence in the mineral supply chain. The five steps are (1) establish strong company management systems, (2) identify and assess risks in the supply chain, (3) design and implement a strategy to respond to identified risks, (4) carry out an independent third party audit of the smelters’/refiners’ due diligence and (5) report on supply chain due diligence.

Step One: Establish Strong Company Management Systems.

As a global purchaser and supplier of goods, Chemours is committed to preventing the use of Conflict Minerals that fund armed conflict in the DRC and adjoining countries. Chemours does not directly purchase these minerals from smelters or mines and works closely with suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. Chemours’ Statement of Principles regarding the sourcing of Conflict Minerals is available on its website at https://www.chemours.com/Chemours_Home/en_US/assets/downloads/PDF/chemours-conflict-minerals-statement.pdf.

Chemours established an internal “Conflict Minerals Team” led by its Product Sustainability function. The Conflict Minerals Team regularly reviews the status of its efforts with the Chief Procurement Officer and Legal.

The Company established a data management and record retention program and maintains a “Master Supplier Database,” which is utilized to manage supplier contact information and to send an initial request for information from suppliers as part of Chemours’ RCOI.

Step Two: Identify and Assess Risks in the Supply Chain.

The Company took additional steps regarding the source and supply chain for Conflict Minerals supplied by the suppliers and used in the Identified 2017 Covered Products.

The Company does not have a direct relationship with the smelters and mines at issue since it does not directly purchase these minerals from smelters or mines. However, the Company actively engages in trade associations and other external groups, which include major manufacturers in chemicals and fluoroproducts as well as other manufacturing sectors. The Company leverages industry-wide initiatives to understand and evaluate upstream actors in the supply chain, including the Conflict Free Sourcing Initiative (“CFSI”) and the related Conflict Minerals Reporting Template (“CMRT”). The Company’s due diligence included reliance on work conducted by the CFSI, specifically the Conflict-Free Smelter Program (“CFSP”), which offers an independent, third party audit that determines which smelters and refiners can be validated as “conflict-free,” in line with current global standards.

Chemours directly contacted suppliers and received a completed CMRT that denoted the Conflict Minerals used in the Identified 2017 Covered Products were sourced from smelters and refineries that had been audited and validated by the CFSP.

2017 Identified Covered Products	Conflict Mineral	Smelter CFSP ID Number	Covered Country

330N-2123 MIDCOAT BRONZE

331G-2113 MIDCOAT RED

331G-2123 MIDCOAT BRONZE

532G-13054 POWDER RUBY RED

699N-205 TOPCOAT PEWTER

858G-917 HIGH BUILD LIQUID RUBY RED

331G-1113 MIDCOAT RED

699-205 TOPCOAT PEARL

532G-13051 PFA POWDER RED

331G-U012 BRONZE MICA TOPCOAT

331G-U011 BRONZE MIDCOAT

SJ-AU832

SJ-BK840

MJ-630

EJ-GY703

MJ-631

MJ-642

EJ-GR710

EJ-GR711

EJ-GR714

EJ-GY565

EJ-AU300

MJ-650

SJ-RD841

PTFE FR 1146-J

PTFE FR 1600-80

PTFE FR 1646-J

PTFE FR 1600-81

FRH-146

FRH-147

PTFE Granular Fluoroplastic Resin 1144GA

PTFE Granular Fluoroplastic Resin 1146A

PTFE Granular Fluoroplastic Resin 1182A

PTFE Granular Fluoroplastic Resin 2844A

PTFE Granular Fluoroplastic Resin 2846A

Tin

Malaysia Smelting Corporation (MSC)

CV United Smelting

Mitsubishi Materials Corporation

PT DS Jaya Abadi

PT Timah (Persero) Tbk Kundur

PT Timah (Persero) Tbk Mentok

PT Stanindo Inti Perkasa

PT Refined Bangka Tin

PT Tinindo Inter Nusa

Minsur

PT Bukit Timah

Operaciones Metalurgical S.A.

Thaisarco

		CID001105 CID000315 CID001191 CID001434 CID001477 CID001482 CID001468 CID001460 CID001490 CID001182 CID001428 CID001337 CID001898	Democratic Republic of Congo; Rwanda

Step Three: Design and Implement a Strategy to Respond to Identified Risks.

For risks identified as a part of the due diligence process, the Company has established an ongoing risk management and assessment program that includes:

(1)	Contractually obligating suppliers to provide information regarding source and supply chain for Conflict Minerals as a part of new agreements and contract renewals;
(2)	Educating direct suppliers to increase knowledge of reporting responsibilities and to improve the information contained in supplier survey responses; and
(3)	Participating in relevant industry groups and trade associations to timely identify industry best practices regarding responsible sourcing of Conflict Minerals.

Step Four: Carry Out an Independent Third Party Audit of the Smelters’/Refiners’ Due Diligence.

Due to the complexity of its supply chains, the Company does not have direct relationships with Conflict Minerals smelters and refiners and does not perform or direct audits of these entities within its supply chain. The Company does support and leverage audit work conducted by the CFSI to comply with the OECD Guidance to conduct independent third party audits. The CFSI has implemented a CFSP and has been conducting mineral audits for several years. The Company also collaborates with other industry associations as well as with its suppliers and customers to validate information obtained from several different sources.

Step Five: Report on Supply Chain Due Diligence.

The Company has filed with the U.S. Securities and Exchange Commission its Form SD and Conflict Minerals Report to report on its supply chain due diligence. The Form SD and Conflict Minerals Report have been made publicly available in the Investor Relations section of its website under the header “Financials: SEC Filings” at www.chemours.com.